Exhibit 4.2

ISIN: BE6236131015

Common Code: 077213040

No.: 1

DELHAIZE GROUP SA/NV

4.125% SENIOR NOTE DUE 2019

DELHAIZE GROUP SA/NV, a company organized under the laws of the Kingdom of Belgium (the “Issuer,” which term includes any successor entity), for value received promises to pay to the bearer upon presentation and surrender of this Global Security, the principal sum of three hundred million U.S. Dollars ($300,000,000), on April 10, 2019.

Interest Payment Dates: April 10 and October 10 in each year

Record Dates: April 1 and October 1

Reference is made to the further provisions of this Global Security contained herein, which shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof (or an authentication agent) by manual signature, this Security shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Global Security to be signed manually or by facsimile on its behalf.

DELHAIZE GROUP SA/NV

By:	By:
Name:	Name:
Title: Director	Title: Director

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities issued and to be issued in one or more series under the Indenture referred to below.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

4.125% Senior Security due 2019

THIS GLOBAL NOTE IS ACCEPTED FOR CLEARANCE THROUGH THE X/N SYSTEM OPERATED BY THE NBB (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) AND IS HELD BY THE NBB FOR THE ACCOUNT OF THE PARTICIPANTS OF THE X/N SYSTEM, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE DOMICILIARY AGENT MAY AMEND THE “SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE” AS MAY BE REQUIRED PURSUANT TO SUCH INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED, IN WHOLE OR IN PART, PURSUANT TO SUCH INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF SUCH INDENTURE AND (4) THE NBB MAY ENTRUST THIS GLOBAL NOTE TO A SUBDEPOSITARY THAT WILL ACT AS AGENT AND FOR THE ACCOUNT OF THE NBB. THE AGREEMENT BETWEEN THE NBB AND THE SUBDEPOSITARY MAY NOT DEVIATE FROM THE PROVISIONS OF THE CLEARING AGREEMENT (AS DEFINED IN THE INDENTURE GOVERNING THIS GLOBAL NOTE) IN RESPECT OF THIS GLOBAL NOTE.

ANY UNITED STATES PERSON WHO HOLDS THIS SECURITY WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE UNITED STATES INTERNAL REVENUE CODE.

This Global Security represents $300,000,000 in aggregate principal amount of notes (the Securities), in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess of $2,000 issued by Delhaize Group SA/NV (the Issuer). The Securities are subject to the provisions of an indenture, dated as of February 2, 2009, between the Issuer and The Bank of New York Mellon (as Trustee), as amended and supplemented from time to time (the Indenture).

This Global Security bears interest at the rate of 4.125% per annum on such principal sum payable semi-annually in arrears on April 10 and October 10 in each year beginning April 10, 2012 in accordance with the provisions of the Indenture.

The Securities will be redeemed at their principal amount on April 10, 2019, unless redeemed prior to that date in accordance with the provisions of the Indenture, all as more particularly described in the Indenture.

The Issuer was incorporated in 1867 and transformed into a public limited liability company (société anonyme/naamloze vennootschap) by a notarial deed received on February 22, 1962 published in the Annexes to the Belgian Official Gazette (Moniteur belge/Belgisch Staatsblad) of March 3, 1962. The Issuer has an unlimited term.

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Cette Obligation Collective représente des obligations d’un montant global de $300,000,000 (les Obligations), chacune d’une dénomination minimale de $2.000 et d’un multiple de $1.000 pour ce qui excède $2.000, émises par Delhaize Group SA/NV (l’Emetteur). Les Obligations sont soumises aux conditions exposées dans un « indenture » conclu en date du 2 février 2009 entre l’Emetteur et The Bank of New York Mellon (le Trustee), tel qu’ultérieurement modifié et complété (l’Indenture).

Cette Obligation Collective porte intérêt au taux de 4.125% par an sur le montant principal payable semi-annuellement à échéance chaque 10 avril et 10 octobre, et pour la première fois à compter du 10 avril 2012, conformément aux dispositions de l’Indenture.

Le montant en capital des Obligations sera remboursé le 10 avril 2019, ou à une date antérieure à laquelle le montant principal mentionné ci-dessous peut être remboursé conformément aux dispositions de l’Indenture.

L’Emetteur a été constitué en 1867 et converti en société anonyme soumise au droit belge par acte notarié du 22 février 1962, publié aux annexes du Moniteur Belge du 3 mars 1962. L’Emetteur a été constitué pour une durée illimitée.

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Dit Totaalcertificaat vertegenwoordigt door een totale hoofdsom van $300,000,000 in obligaties (de Obligaties), in minimum coupures van $2.000 en integrale veelvouden van $1.000 voor het overschot uitgegeven door Delhaize Group SA/NV (de Uitgever). De Obligaties zijn ondergeschikt aan de voorwaarden van een “indenture” van 2 februari 2009 tussen de Uitgever en The Bank of New York Mellon (als Trustee), zoals eventueel later gewijzigd en aangevuld (de Indenture).

Dit Totaalcertificaat heeft een rentevoet van 4.125% per jaar op de hoofdsom betaalbaar op 10 april en 10 oktober van elk jaar beginnende op 10 april 2012 volgens de voorwaarden van de Indenture.

De Obligaties zullen teruggekocht worden voor hun hoofdsom op 10 april 2019, tenzij ze teruggekocht zijn vóór deze datum volgens de voorwaarden van de Indenture, zoals verder gedetailleerd in de Indenture.

De Uitgever werd opgericht in 1867 en omgezet in een naamloze vennootschap door een notariële akte van 22 februari 1962 gepubliceerd in de Bijlagen van het Belgisch Staatsblad van 3 maart 1962. De Uitgever is opgericht voor een onbepaalde duur.

1	Interest

DELHAIZE GROUP SA/NV, a company organized under the laws of the Kingdom of Belgium (the “Issuer”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Interest on this Security will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 10, 2012. The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, commencing October 10, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and on overdue installments of interest from time to time on demand at the rate borne by the Securities (without regard to any applicable grace periods) to the extent lawful.

2	Method of Payment

The Issuer shall pay interest on Securities (except defaulted interest) to the Persons who are Holders at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date even if Securities are canceled after the record date and on or before the Interest Payment Date. The Issuer shall pay principal, premium, if any, and interest in U.S. dollars. Payments in respect of the Securities represented by a Global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the NBB or any successor operator of the X/N System. The Issuer will make all payments in respect of a Global Security deposited with the X/N System (including principal, premium, if any, and interest), in accordance with the terms of the Clearing Agreement. If an Interest Payment Date is a date other than a Business Day, payment shall be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) with the same force and effect as if made on such interest payment date.

3	Paying Agent

The Issuer may appoint and change any paying agent without notice.

4	Indenture

The Issuer issued the Securities under an Indenture, dated as of February 2, 2009, between the Issuer and the Trustee, as amended and supplemented from time to time (the “Indenture”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. This Security is one of a duly authorized issue of a series of Securities of the Issuer designated as its 4.125% Senior Securities due 2019 (the “Securities”). The terms of the Securities include those terms and provisions stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of the Securities conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended and supplemented from time to time.

5	Optional Redemption

All or a portion of the Securities may be redeemed at the Issuer’s option, at any time or from time to time in whole or in part at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest and liquidated damages, if any, on the Securities being redeemed (exclusive of interest accrued and unpaid to the redemption date) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points as determined by the Reference Treasury Dealer, plus, in each case, accrued and unpaid interest on the Securities being redeemed at the redemption date.

For purposes of this Section 5:

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of dollar denominated corporate debt securities of a comparable maturity to the remaining term of such Securities;

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations;

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuer;

“Reference Treasury Dealer” means at any time (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer and (2) any other two Primary Treasury Dealers selected by the Issuer;

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

6	Redemption for Taxation Reasons

The Issuer may, at its option, redeem the Securities in whole but not in part, at any time, upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Securities (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a “Tax Redemption Date”) and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject to the right of Holders of the Securities of record on the relevant record date to receive interest due on the relevant interest payment date), if the Issuer determines that (1) on the occasion of the next payment due in respect of the Securities, it would be required to pay Additional Amounts and (2) the payment obligation cannot be avoided by the Issuer taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

(i)	any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of Belgium or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the Issue Date,

(ii)	any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Issue Date, or

(iii)	the issuance of Definitive Registered Securities due to:

(a)	the NBB ceasing to operate the X/N System and a successor is not able to be appointed by the Issuer within 15 days of the notification,

(b)	the notification by each of Euroclear and Clearstream that it is unwilling or unable to continue to act as, or ceases to be, a clearing agency in respect of the Securities and a successor is not able to be appointed by the Issuer within 15 days of such notification,

(c)	DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the book-entry depositary at the Issuer’s request within 15 days of such notification, or

(d)	if the book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by the Issuer within 120 days of such notification.

The notice of redemption may not be given earlier than 120 days prior to the earliest date on which the Issuer would be obligated to make a payment or withholding if a payment in respect of the Securities were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Securities pursuant to the foregoing, the Issuer will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that the circumstances referred to above exist. The Trustee shall accept, and shall be entitled to rely upon, the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders of the Securities.

7	Additional Amounts

All payments made under or with respect to the Securities shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (“Taxes”) imposed or levied by or on behalf of the government of the Kingdom of Belgium or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless the Issuer is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Issuer is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Securities, the Issuer shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holders and beneficial owners of the Securities (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners of the Securities would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1) any Taxes that would not have been imposed but for (a) the existence of any present or former connection between the relevant Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner of the Securities, if such Holder or beneficial owner of the Securities is an estate, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction

(including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein) or (b) the presentation of a note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

(2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or other governmental charge;

(3) any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the Securities;

(4) any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Security with a request by the Issuer addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

(5) any Taxes that are required to be withheld or deducted on a payment to an individual pursuant to European Union Council Directive 2003/48/EC regarding the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6) any Taxes that are required to be withheld or deducted on a payment to or on behalf of a Holder, who, at the time of such payment or withholding, was not an Eligible Investor for reasons within such Holder’s control. An Eligible Investor for the purposes of this section means any investor which is referred to in Article 4 of the Royal Decree of May 26, 1994 on the deduction of withholding tax and which holds the Securities in an exempt securities account in the X/N System; or

(7) any combination of items (1), (2), (3), (4), (5) and (6) above.

The Issuer also will not be required to pay Additional Amounts:

(a) if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Security for payment within 30 days after the date on which such payment or such Security became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had such Security been presented on the last day of the 30-day period);

(b) with respect to any payment of principal of (or premium, if any, on) or interest on such Security to any Holder official owner who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Security; or

(c) if such Security is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Security to another paying agent in a Member State.

If the Issuer is obligated to pay Additional Amounts with respect to any payment under or with respect to the Securities, the Issuer will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders and beneficial owners of the Securities on the relevant payment date.

Upon request, the Issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in this Global Security there is mentioned, in any context, the payment of principal; purchase prices in connection with a purchase of Securities; interest; or any other amount payable on or with respect to any of the Securities, that reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Securities, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Securities, excluding taxes, charges or similar levies imposed by any jurisdiction outside of Belgium, the jurisdiction of incorporation of any successor of the Issuer or any jurisdiction in which a paying agent is located, and the Issuer will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

The preceding provisions shall apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

8	Notice of Redemption

Notice of redemption will be made in accordance with the Indenture. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the relevant paying agent on or before the redemption date, on and after such date interest ceases to accrue on such Securities (or portions thereof) called for redemption.

9	Change of Control

Section 1.1(m) of the Second Supplemental Indenture to the Indenture provides that, upon a Change of Control, each Holder of Securities of this series will have the right, subject to certain conditions set forth in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Securities at a price equal to 101% of the aggregate principal amount of the Securities repurchased plus accrued and unpaid interest, if any, to the date of repurchase.

10	Denominations: Transfer; Exchange

This Global Security is in bearer form, without coupons, in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess of U.S.$2,000 with the minimum transferable principal amount being U.S.$2,000.

11	Persons Deemed Owners

The Person deemed to be the owner of this Global Security shall be determined in accordance with the Indenture.

12	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the relevant paying agent will pay the money back to the Issuer at its written request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors, and all liability of the Trustee and such paying agent with respect to such money shall cease.

13	Legal Defeasance and Covenant Defeasance

The Issuer may be discharged from its obligations under the Indenture and the Securities except for certain provisions thereof (“Legal Defeasance”) and may be discharged from its obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

14	Amendment: Supplement: Waiver

Subject to certain exceptions, the Indenture or the Securities may be amended, supplemented or otherwise modified pursuant to a supplemental indenture, and any past default or compliance with certain provisions of the Indentures or the Securities may be waived, in each case only with the consent of Holders of more than 50% in aggregate principal amount of the outstanding Securities affected by such supplemental indenture or such waiver, which consent may be obtained by voting (either in person or by proxy) at a duly convened meeting of the Holders.

Without the consent of any Holder, the Issuer and the Trustee acting jointly may execute a supplemental indenture to take any of the following actions:

(i)	establish the form and terms of any series of Securities;

(ii)	cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect;

(iii)	provide for the assumption by a successor corporation of the obligations of the Issuer under either Indenture;

(iv)	provide for uncertificated Securities in addition to or in place of certificated Securities (provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code);

(v)	add to the covenants of the Issuer for the benefit of the Holders of the Securities or to surrender any right or power conferred upon the Issuer or any of its Subsidiaries;

(vi)	make any change that does not in the opinion of the Trustee adversely affect the rights of any Holder, subject to the provisions of the Indentures;

(vii)	provide for the issuance of Additional Securities; or

(viii)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

15	Successors

When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Securities and the Indenture, the predecessor will be released from those obligations.

16	Defaults and Remedies

If an Event of Default occurs (other than as a result of the bankruptcy provisions or the winding up provisions) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities then outstanding by notice to the Issuer may declare principal or and accrued but unpaid interest on all the Securities to be due and payable in the manner, at the time and with the effect provided in the Indenture. If an Event of Default relating to certain events of the bankruptcy provisions or the winding up provisions, the unpaid principal of and interest on all the Securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the Securities then outstanding may rescind any such acceleration with respect to the Securities and its consequences.

Subject to the provisions of each Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under such Indenture at the request or direction of any of the Holders of the Securities unless the Trustee has been offered an indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Securities or the Indenture unless:

(i)	such Holder has previously given the Trustee notice that an Event of Default is continuing,

(ii)	the Holders of at least 25% in aggregate principal amount of the then outstanding Securities have requested the Trustee in writing to pursue the remedy,

(iii)	the Trustee has been offered security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(iv)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity satisfactory to the Trustee, and

(v)	the Holders of a majority in aggregate principal amount of the then outstanding Securities have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the then outstanding Securities shall be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

17	Trustee Dealings with Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

18	No Recourse Against Others

A director, officer, employee or shareholder, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

19	Authentication

This Security shall not be valid until the Trustee (or an authentication agent) manually signs the certificate of authentication on this Security.

20	Governing Law

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

21	Abbreviations and Defined Terms

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

22	Common Codes and ISIN Numbers

The Issuer has caused the common codes and ISIN numbers to be printed on the Securities and has directed the Trustee to use common codes and ISIN numbers in notices of redemption as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed hereon.

23	Indenture

Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended or supplemented from time to time.

The Issuer will furnish to any Holder of a Security upon written request and without charge a copy of the Indenture, which has the text of this Security in larger type. Requests may be made to: Delhaize Group

Investor Relations Department, Square Marie Curie 40 at B-1070 Brussels, Belgium (+32 2 412 21 51, investor@delhaizegroup.com) or Delhaize Group U.S. Investor Relations Department P.O. Box 1330, 2110 Executive Drive Salisbury NC 28145-1330, United States (+1 704 633 82 50 (ext. 2529), investor@delhaizegroup.com).

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The Securities will benefit from the cross guarantee agreement dated as of May 21, 2007, among the Issuer, Delhaize America and substantially all of Delhaize America’s subsidiaries, as supplemented by the Joinder Agreement, dated December 18, 2009 by Delhaize US Holding, Inc. (the Cross Guarantee Agreement).

Under the Cross Guarantee Agreement each company party to the agreement guarantees fully and unconditionally, jointly and severally Delhaize Group existing financial indebtedness, Delhaize America existing financial indebtedness, specific financial indebtedness of two European subsidiaries of Delhaize Group and all future unsubordinated financial indebtedness of the parties to the agreement.

If any sum owed to a creditor by a guarantor pursuant to its guarantee under the Cross Guarantee Agreement is not recoverable from such guarantor for any reason whatsoever, then such guarantor is obligated, forthwith upon demand by such creditor, to pay such sum by way of a full indemnity.

On the date of this Global Security the parties to the Cross Guarantee Agreement are Delhaize Group, Delhaize US Holding, Inc., Delhaize America, LLC, Food Lion, LLC, Hannaford Bros. Co., Kash N’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp., and Victory Distributors, Inc.

As of the date of this Global Security, the outstanding amount of notes previously issued by the Issuer is shown in the table below:

Currency	Maturity	Coupon	Amount issued	Outstanding amount

EUR	27 June 2014	5,625%	€500,000,000	€308,933,000

USD	1 February 2014	5,875%	$300,000,000	$300,000,000

USD	15 June 2017	6,500%	$450,000,000	$450,000,000

USD	1 October 2040	5,700%	$827,163,000	$826,888,000

EUR	19 October 2018	4,250%	€400,000,000	€400,000,000

All the above-mentioned notes benefit from the Cross Guarantee Agreement.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section 1.1(m) of the Second Supplemental Indenture to the Indenture, check the box:

☐ If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 1.1(m) of the Second Supplemental Indenture to the Indenture, state the amount you elect to have purchased:

U.S.$

Dated:

NOTICE: The signature on this option must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Signature Guarantee:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Security have been made:

Date of exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or custodian